Exhibit 99.1

May 30, 2018

Dear Shareholder:

There are some very important developments underway in your company. If you attended our Shareholders’ Meeting on May 8, you heard about them in considerable detail. If you were not able to attend, we want to brieﬂy highlight those changes.

Your company reported total assets of $601 million at March 31, 2018, compared to $576 million on December 31, 2017. This represents a new milestone for our company and a 4.3% growth year-to-date (17.4% annualized). This is the best growth period we have experienced since the 2007-2008 crisis. In addition, this growth is being accomplished with excellent asset quality.

Your management is being thoughtful, careful and opportunistic in growing your company. To that end, we must make some strategically vital investments in technology, new markets and expansion of product lines in order for Uwharrie Capital Corp to remain relevant and preserve our competitiveness in the markets we serve. It is not our desire to get bigger just for the sake of getting bigger. We desire to be no larger than we need to be to cover the cost of doing business, while providing our stakeholders fair returns. Management began the growth initiative approximately 2 years ago, in what appeared to be a favorable economic environment that would continue for the next few years. This year is a pivotal point to accelerate growth not only in 2018 but for years to come.

A major and expensive initiative to support and create the needed growth involves converting our “core bank processing system” to a new platform that will allow us to considerably improve the customer and associate experience in our delivery of ﬁnancial services.  We have been on the same core processing system for the past 15 years. The new core system will go live on August 13 of this year.

Additionally, in the ﬁrst quarter, a new team of Small Business Administration/United States Department of Agriculture Rural Development (SBA/USDA) lending specialists was added to our staff of banking professionals as a new niche market that will allow us to better serve the small business community while providing an important new source of income.

Also in the ﬁrst quarter this year, we made the investment to enter into new markets with our opening of a full-service banking ofﬁce on Rea Road in Ballantyne and a new mortgage ofﬁce in Rock Hill, SC as well as adding dedicated wealth management personnel in Charlotte and Ballantyne. We also expanded our market presence in late 2017 with a new wealth management ofﬁce in Asheboro, NC.

As a result of our growth initiatives, earnings for the ﬁrst quarter 2018 compare less favorably to last year. Earnings were $234 thousand versus $617 thousand for the same period in 2017. For the three months ended March 31, 2018, net income available to common shareholders, which includes dividends paid to preferred shareholders, was $91 thousand or $ 0.01 per share compared to $471 thousand or $0.07 per share for March 2017.

While our growth strategy is essential, growing the company requires signiﬁcant ﬁnancial investments before we can recognize the full beneﬁts – that means, we have to endure some short-term ﬁnancial pain in the interest of long-term gain. There will be a period of ramping costs before the new business revenue and improved operating efﬁciencies associated with our efforts will be realized. This is an aggressive growth strategy, one, we think, dictated by the radical change and disruption we see in ﬁnancial services.  We are cognizant of the signiﬁcant challenges and ﬁnancial consequences we are undertaking and are being diligent in the management of these initiatives and their expenses. Each strategic initiative has its own detailed budget and project management team to keep us on plan.

While our short-term earnings are going to be impacted, the creation of wealth cannot be effectively measured by calendar quarters or the amount of time it takes the earth to rotate through a calendar year. In fact, managing for short-term proﬁts, as opposed to long-term sustainable earnings, has the effect of destroying company value by not staying competitive and relevant in the market place.

Thank you for your patience and conﬁdence as we navigate your company to a more sustainable future and greater value for all of our stakeholders. We will give you quarterly progress reports on these strategic projects as we go forward in 2018.

Sincerely,

UWHARRIE CAPITAL CORP

/s/ Roger L. Dick	/s/ Brendan P. Duffey
President and Chief Executive Officer	Chief Operating Officer

This Report may contain, among other things, certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements regarding certain of the Company's goals and expectations with respect to earnings, income per share, revenue, expenses and the growth rate in such items, as well as other measures of economic performance, including statements relating to estimates of credit quality trends, and (ii) statements preceded by, followed by or that include the words “may," ”could," ”should,” “would,” “believe," ”anticipate," "estimate," "expect," “intend,” ”plan,” ”projects," ”outlook," or similar expressions. These statements are based upon the current belief and expectations of the Company‘s management and are subject to significant risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control).

Uwharrie Capital Corp and Subsidiaries
Consolidated Balance Sheets (Unaudited)
	March 31,	March 31,
(Amounts in thousands except share and per share data)	2018	2017

Assets
Cash and due from banks	$7,276	$7,012
Interest-earning deposits with banks	85,453	57,375
Securities available for sale	92,914	103,650
Securities held to maturity (fair value $11,022 and $11,853, respectively)	11,153	11,814
Loans held for sale	2,149	1,315
Loans held for investment	365,154	344,182
Less: Allowance for loan losses	2,547	2,677
Net loans held for investment	362,607	341,505
Interest receivable	1,705	1,599
Premises and equipment, net	14,934	14,154
Restricted stock	1,094	1,067
Bank-owned life insurance	8,584	8,450
Other real estate owned	1,733	3,428
Prepaid assets	1,233	1,120
Other assets	11,153	10,658
Total assets	$601,988	$563,147

Liabilities
Deposits:
Demand, noninterest-bearing	$132,119	$118,679
Interest checking and money market accounts	297,165	270,852
Savings accounts	47,703	44,478
Time deposits, $250,000 and over	7,562	7,478
Other time deposits	53,357	58,225
Total deposits	537,906	499,712
Interest payable	147	148
Short-term borrowed funds	2,279	2,631
Long-term debt	9,534	9,534
Other liabilities	8,375	7,112
Total liabilities	558,241	519,137

Shareholders' Equity
Common stock, $1.25 par value: 20,000,000 shares authorized;
issued and outstanding 7,107,520 and 7,004,547 shares, respectively
Book value per share $4.66 in 2018 and $4.67 in 2017 (1)	8,884	8,756
Additional paid-in capital	12,793	12,356
Undivided profits	13,373	13,338
Accumulated other comprehensive income (loss)	(1,956)	(1,069)
Total Uwharrie Capital Corp’s shareholders' equity	33,094	33,381
Noncontrolling interest	10,653	10,629
Total shareholders' equity	43,747	44,010
Total liabilities and shareholders' equity	$601,988	$563,147

(1) Net income per share, book value per share and weighted average shares outstanding have been adjusted to reflect the 2% stock dividend in 2017.

Uwharrie Capital Corp and Subsidiaries
Consolidated Statements of Income (Unaudited)
	Three Months Ended
	March 31,
(Amounts in thousands except share and per share data)	2018	2017

Interest Income
Interest and fees on loans	$4,256	$3,990
Interest on investment securities	511	509
Interest-earning deposits with banks and federal funds sold	277	104
Total interest income	5,044	4,603

Interest Expense
Interest paid on deposits	217	154
Interest on borrowed funds	138	142
Total interest expense	355	296

Net Interest Income	4,689	4,307
Provision for (recovery of) loan losses	78	(59)
Net interest income after provision (recovery of) for loan losses	4,611	4,366

Noninterest Income
Service charges on deposit accounts	283	289
Interchange and card transaction fees	142	136
Other service fees and commissions	661	814
Income from mortgage loan sales	662	871
Other income	169	286
Total noninterest income	1,917	2,396

Noninterest Expense
Salaries and employee benefits	3,946	3,698
Occupancy expense	364	304
Equipment expense	170	152
Data processing	250	182
Other operating expenses	1,506	1,552
Total noninterest expense	6,236	5,888

Income before income taxes	292	874
Provision for income taxes	58	257
Net Income	$234	$617

Consolidated net income	$234	$617
Less: Net income attributable to noncontrolling interest	(143)	(146)
Net income attributable to Uwharrie Capital Corp and common shareholders	$91	$471
Net Income Per Common Share (1)
Basic	$0.01	$0.07
Assuming dilution	$0.01	$0.07
Weighted Average Common Shares Outstanding (1)
Basic	7,112,347	7,185,992
Assuming dilution	7,112,347	7,186,645

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